EXHIBIT 99.2

ELAN DIAGNOSTICS, INC.
Unaudited Financial Statements

March 28, 2003 and March 29, 2002

ELAN DIAGNOSTICS, INC.

Unaudited Balance Sheet

March 28, 2003

March 28, 2003
Assets
Current Assets:

Cash
$4,492
Trade accounts receivable, less allowance for doubtful accounts of    $260,483 at March 28, 2003
4,954,302
Inventory
6,308,369
Due from affiliates
3,815,273
Prepaid expenses
137,407
Other current assets
315,020
Total current assets
15,534,863

Property and equipment, net:
1,670,077
Intangibles
200,001
Goodwill
3,515,000
Long-term accounts receivable
1,665,294
Other assets
331,327
Total Assets	$22,916,562

See accompanying notes to financial statements.

ELAN DIAGNOSTICS, INC.

Unaudited Balance Sheet

March 28, 2003

March 28, 2003
Liabilities and Stockholder’s Equity (Deficit)
Current Liabilities:

Accounts payable
$ 977,294
Accrued expenses
1,971,867
Accrued warranties
760,997
Deferred interest income
117,145
Deferred revenue
1,901,924
Total current liabilities
5,729,227

Accrued warranties
688,760
Deferred interest income
175,372
Deferred revenue
695,352
Due to affiliates
12,800,000
Total liabilities
20,088,711

Stockholder’s Equity (Deficit):

Common stock, $0.01 par value per share

Issued and outstanding 52,710,600 shares
527,106
Additional paid-in-capital
41,315,041
Accumulated deficit
(39,014,296)
Total stockholder’s equity (deficit)
2,827,851

Total liabilities and stockholder’s equity (deficit)
$22,916,562

See accompanying notes to financial statements.

ELAN DIAGNOSTICS, INC.

Unaudited Statements of Operations

Three Months Ended March 28, 2003 and March 29, 2002

March 28, 2003	March 29, 2002
Net sales
$ 7,006,958	$7,835,747
Cost of goods sold
(3,744,238)	(4,382,764)
Gross profit
3,262,720	3,452,983

Sales and marketing expense
(1,568,704)	(1,787,205)
Research and development expense
(246,571)	(227,475)
General and administrative expense
(760,940)	(730,298)
Interest income
48,734	50,645
Income from operations
735,239	758,650

Income tax expense
-	-
Net income
$735,239	$758,650

See accompanying notes to financial statements

ELAN DIAGNOSTICS, INC.

Unaudited Statements of Cash Flows

Three Months Ended March 28, 2003 and March 29, 2002

	March 28, 2003	March 29, 2002
Operating activities:
Net income
	$ 835,239	$758,650
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization
	219,865	242,276
Changes in assets and liabilities:

   Decrease (increase) in accounts receivable, net
	423,948	(209,113)
   Decrease (increase) in inventory
	1,167,838	984,337
   Decrease (increase) in other assets
	102,002	(298,841)
   Decrease (increase) in due from/to affiliates-current
	(196,139)	-
   (Decrease) increase in accounts payable
	(593,373)	519,916
   (Decrease) increase in accrued expenses
	(527,435)	292,653
   (Decrease) increase in accrued warranties
	(227,041)	(183,356)
   (Decrease) increase deferred interest income
	(50,242)	(115,703)
   (Decrease) increase in deferred revenue
	(837,040)	(36,884)
        Net cash provided by operating activities
	217,622	1,953,935
Investing activities:
Purchases of property and equipment
	(1,626)	(14,757)
        Net cash used in investing activities
	(1,626)	(14,757)
Cash flows from financing activities:
Proceeds/(payments) from/to affiliates
	(462,831)	(3,132,543)
        Net cash used in financing activities
	(462,831)	(3,132,543)
Net decrease in cash	(246,835)	(1,193,365)

Cash at beginning of period	251,327	1,871,600
Cash at end of period	$ 4,492	$678,235

See accompanying notes to financial statements.

ELAN DIAGNOSTICS, INC.

Notes to Unaudited Financial Statements

March 28, 2003 and March 29, 2002

(1) Summary of Significant Accounting Policies

(a) Description of Business

Elan Diagnostics, Inc. (the Company) is a supplier of instrumentation, reagents, and support resources predominately to the physician’s office laboratory market in the United States. The Company is a wholly owned subsidiary of Elan Corporation plc (Elan), a biopharmaceutical company headquartered in Ireland.

(b) Basis of Presentation

The financial statements in this report at March 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements reflect all adjustments that, in the opinion of management, are necessary for the fair presentation of the results for all periods presented.

The accompanying financial statements have been prepared as if the Company had operated as a separate stand – alone entity for all periods presented. The financial statements include allocations of certain expenses incurred by Elan on behalf of the Company, including insurance, legal, tax, and certain general administrative services. Management believes the methods used to allocate the costs and expenses are reasonable; however, such allocated amounts may or may not necessarily be indicative of actual expenses that would have been incurred had the Company operated independently of Elan.

(c) Inventories

Inventories are stated at lower of cost (first-in, first-out method) or market.

(d) Earnings Per Share

Basic and diluted earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding. Dilutive earnings per share is computed by dividing net income by the weighted average number of common shares outstanding plus potentially dilutive shares for the portion of the year they were outstanding. For each of the periods presented, there were no potentially dilutive common shares and the weighted average number of common shares outstanding was 52,710,600.

(e) Segment Reporting

The Company currently operates in one reportable business segment. Substantially all of the Company’s services and products are provided within the United States, and substantially all of the Company’s assets are located within the United States.

(2) Inventories

        Inventories consist of the following at:

March 28, 2003
Raw materials	$1,230,360
Work-in-process	116,843
Finished Goods	4,961,166
$6,308,369

(3) Property and Equipment

        Property and equipment consist of the following at:

March 28, 2003
Leasehold improvements	$1,255,929
Machinery and equipment	1,129,077
Computer equipment and software	716,998
Furniture & fixtures	407,637
3,509,641
Less: accumulated depreciation	(1,839,564)
$1,670,077

(4) Contributed Capital

During 2002, the Company’s advances from Elan were reclassified as equity. The result of this reclassification is a reduction in due to affiliate (long-term) and an increase in additional paid-in capital of $14,776,902.

(5) Subsequent Event

On December 9, 2002, the Company entered into an agreement with Novitron International, Inc. (Novitron). Novitron agreed to purchase all assets used primarily in or necessary for the conduct of the Company’s business for $14,600,000 (subject to certain adjustments) plus assume contracts and liabilities, known or unknown. On April 29, 2003, the Company completed the sale and received $7,500,000 from Novitron. Novitron will continue the Company’s business under the trade name "Clinical Data". The final purchase price adjustment will occur within ninety days after the closing date.